UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 25, 2011
Energizer Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)
533 Maryville University Drive
St. Louis, Missouri 63141
(Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 985-2000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Beginning on May 25, 2011, the Company issued notices to redeem all of the following outstanding private placement notes (the “Notes”):
•	$50,000,000 in aggregate principal amount of its outstanding 4.38% Senior Notes due November 9, 2011, issued pursuant to the note purchase agreement dated November 1, 2004, with an estimated make-whole payment, before tax, of approximately $0.7 million;

•	$75,000,000 in aggregate principal amount of its outstanding 5.09% Senior Notes due September 29, 2012, issued pursuant to the note purchase agreement dated September 29, 2005, with an estimated make-whole payment, before tax, of approximately $4.0 million;

•	$135,000,000 in aggregate principal amount of its outstanding 6.01% Senior Notes due October 15, 2012, issued pursuant to the note purchase agreement dated October 15, 2007, with an estimated make-whole payment, before tax, of approximately $9.0 million; and

•	$50,000,000 in aggregate principal amount of its outstanding 6.09% Senior Notes due October 15, 2013, issued pursuant to the note purchase agreement dated as of October 15, 2007, with an estimated make-whole payment, before tax, of approximately $5.5 million.
The Notes will be redeemed on June 27, 2011 at a redemption price equal to 100% of the principal amount thereof, plus a make-whole payment and accrued and unpaid interest to, but not including, the date of redemption. The exact make-whole amount will be determined at the time of redemption.
The Notes will be redeemed in accordance with the terms of each Note and the respective note purchase agreements. The Company plans to finance the redemption using a portion of the proceeds from its recently completed offering of $600 million in aggregate principal amount of its 4.700% Senior Notes due 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:	/s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: June 1, 2011